Exhibit 99.1

                  Comcast Reports First Quarter 2004 Results

                Cable Revenue Increased 9.8% to $4.6 Billion;
     High-Speed Internet Service Revenue Increased 41.9% to $698 Million

          Cable Operating Cash Flow Increased 21.0% to $1.7 Billion

           Cable Operating Income More than Doubled to $702 Million

       Consolidated Operating Income More than Doubled to $659 Million

 Generated Consolidated Free Cash Flow of Nearly $400 Million in the Quarter;
     On Track to Achieve $2 Billion of Free Cash Flow for Full Year 2004

    PHILADELPHIA, April 28 /PRNewswire-FirstCall/ -- Comcast Corporation (Nasdaq: CMCSA, CMCSK) today reported results for the quarter ended March 31, 2004. Comcast will discuss first quarter results on a conference call and webcast today at 8:30 AM Eastern Time. A live broadcast of the conference call will be available on the investor relations website at www.cmcsa.com and www.cmcsk.com.
    Brian L. Roberts, president and CEO of Comcast Corporation said, "We are off to a terrific start this year with near double-digit revenue growth, Operating Cash Flow growth of more than 21% and almost $400 million in consolidated Free Cash Flow this quarter. These results reflect robust growth in both our video and high-speed Internet services and our ability to continue to generate significant operating improvements and scale efficiencies in our cable business. We have put in place a strong foundation for growth in 2004 and beyond."
    "Demand for our products is robust and we are on track to meet the subscriber addition goals we set for 2004. We added 35,000 basic cable subscribers this quarter, continuing the trend of steady growth in our core business for the fifth quarter in a row. We added 192,000 new digital subscribers and 394,000 new Comcast High-Speed Internet customers. Just as important, digital and high-speed Internet revenues increased 21% and 42%, respectively when compared to last year. In addition to strong unit growth in our high-speed Internet service, we generated average revenue per subscriber of $42.46, up over $1 from the fourth quarter of 2003."
    "We continue to make each of our services even more compelling by adding new features and applications that provide more value to our customers. Our video service offers more choices than ever before including digital cable, ON DEMAND, high-definition programming and digital video recorders. Today, over 11 million subscribers have access to Comcast ON DEMAND, our video-on-demand service; nearly 19 million of our customers can access our HDTV service and by the end of this year, digital video recorders will be available across our entire footprint. Similarly, our high-speed Internet service is continually enhanced to offer features like streaming content that serve to further differentiate our broadband product. We are enthusiastic about Voice-over-Internet Protocol (VoIP) technology as we begin to deploy voice services in several of our markets -- it provides another way to offer consumers more communications choices and features. These new services are possible because of our upgraded networks, which provide an unparalleled platform to deliver enhanced services to our customers and increasing value to our shareholders."

    Comcast Cable Results
    Comcast Cable reported revenue of $4.647 billion for the quarter ended March 31, 2004, representing a 9.8% increase from the $4.231 billion in the first quarter of 2003. Video revenue increased 6.7% driven by a 6.0% increase in average monthly revenue per subscriber, the addition of 35,000 basic subscribers, and growth of 192,000 in the number of digital cable subscribers.
    Digital cable subscriber and revenue growth reflects consumers' increasing demand for new digital features and services including Comcast ON DEMAND, high-definition television (HDTV) programming and digital video recorders
(DVRs). Comcast ON DEMAND is now available in 29 markets and we are planning to reach over 17 million basic subscribers by year-end. HDTV is now available to over 19 million or 91% of our basic cable customers. During the first quarter, 176,000 subscribers signed up for Comcast's HDTV service to finish the quarter with 469,000 HDTV customers, a 60% increase from the fourth quarter of 2003. DVRs are being rolled out in 14 markets and early adoption rates are encouraging. DVRs will be available in every Comcast market by the end of this year.
    Revenues for our high-speed Internet service increased 41.9% to $698 million in the first quarter of 2004 reflecting continuing strong growth in subscribers. Comcast Cable added 394,000 high-speed Internet customers to finish the first quarter with nearly 5.7 million subscribers, representing a penetration rate of 15.7%. Average monthly revenue per subscriber was $42.46 in the first quarter of 2004, relatively stable with the first quarter of 2003 and a 2.7% increase over the $41.33 reported in the fourth quarter of 2003. Comcast Cable added over 1.4 million homes to the high-speed Internet service footprint in the first quarter of 2004 and this service is now available to 36 million or 90% of our homes.
    Advertising revenue for the first quarter of 2004 increased 14.4% to $269 million reflecting growth of 6.9% in local advertising and growth of 23.6% in regional/national advertising as a result of the continuing success of our regional interconnect strategy.
    As expected, cable phone revenue declined 20.3% from 2003 to $178 million in the first quarter of 2004, reflecting a 12.1% decrease in subscribers to
1.2 million and a 9.5% decline in average monthly revenue per subscriber to $47.34.
    Cable operating income before depreciation and amortization (Operating Cash Flow) increased 21.0% to $1.719 billion for the quarter from the $1.421 billion reported for the first quarter of 2003. Operating Cash Flow growth reflects growth in revenues as well as consistent operating improvements in technical and customer service support and reduced cable phone expenses.
    Operating income for the cable segment increased to $702 million in the current quarter compared to operating income of $341 million in the first quarter of 2003.
    At March 31, 2004, 96% of Comcast's footprint was upgraded to provide two-way digital and high-speed Internet services. Capital expenditures for the quarter totaled $814 million, a 14.6% decline from the $953 million invested by Comcast in first quarter of 2003. The Company expects to complete the upgrade of its cable systems during 2004.

    Content
    Comcast's content segment consists of our national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, Outdoor Life Network and G4.
    Comcast's content segment reported first quarter 2004 revenue of $176 million, a 21.7% increase over the first quarter of 2003 reflecting increases in distribution and advertising revenue for all the networks. The Content segment reported Operating Cash Flow of $69 million, a 67.9% increase above the first quarter of 2003 due to strong growth at E! Networks and The Golf Channel.
    In March, Comcast announced the purchase of TechTV. Comcast will merge TechTV with G4 resulting in a new combined network focused on video games and technology with distribution to 44 million cable and satellite subscribers nationwide. The purchase is subject to customary closing procedures and is expected to close in the second quarter of 2004.

    Corporate and Other
    Corporate and Other includes Comcast-Spectacor, corporate overhead and other operations and eliminations between Comcast's businesses. Prior to the first quarter of 2004, Comcast-Spectacor was included in Content, which now only consists of our national networks. For all periods presented, Comcast-Spectacor is included in Corporate and Other. In the first quarter of 2004, we reported Corporate and Other revenue of $85 million and an Operating Cash Flow loss of $55 million as compared to revenue of $89 million and an Operating Cash Flow loss of $34 million in the first quarter of 2003.

    Consolidated Results
    Comcast sold its 57% ownership interest in QVC in September 2003. QVC's results, prior to its sale, are presented as discontinued operations.
    For the three months ended March 31, 2004, the Company reported consolidated revenues of $4.908 billion, as compared to $4.466 billion in the same period of 2003. Consolidated Operating Cash Flow increased to $1.733 billion in the first quarter of 2004 from the $1.428 billion reported in the prior year period. Consolidated results primarily reflect the results of the cable division as discussed above.
    For the three months ended March 31, 2004, the Company reported consolidated net income of $65 million or $0.03 per share compared to a consolidated net loss from continuing operations of $355 million or a net loss of $0.16 per share in the first quarter of 2003. Please refer to the "Reconciliation of Net Income (Loss) to Free Cash Flow" in Table 6-B at the end of this release for further details on items affecting net income.

    Financial Guidance 2004
    Comcast affirms all previously issued guidance for 2004, as follows:

    Comcast Cable:
    --  Cable revenue growth of approximately 10%
    --  Cable Operating Cash Flow growth between 15% and 17%
    --  Basic subscriber growth of approximately 0.5%
    --  High-speed Internet subscriber net additions between 1.5 and
        1.6 million and high-speed Internet service revenue growth of more than 30% while generating average monthly revenue per subscriber above $40
    -- Digital Cable subscriber net additions between 700,000 and 1 million -- Cable Phone net additions of up to 50,000 subscribers
    --  Cable capital expenditures between $3.3 and $3.4 billion

    Comcast Content:
    -- On a combined basis, Comcast expects its Content division, consisting of its national cable networks, to deliver revenue growth of at least 20% and OCF growth of at least 30% in 2004

    Other Financial Guidance:
    -- Comcast expects to generate consolidated Free Cash Flow of approximately $2 billion

    This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could significantly affect actual results from those expressed in any such forward-looking statements. Readers are directed to Comcast's Quarterly Report on Form 10-Q for a description of such risks and uncertainties.
    In this discussion we sometimes refer to financial measures that are not presented according to generally accepted accounting principles (GAAP). Certain of these measures are considered "non-GAAP financial measures" under the Securities and Exchange Commission (SEC) regulations; those rules require the supplemental explanation and reconciliation provided in table 6 of this release.

    Comcast Corporation will host a conference call with the financial community today April 28, 2004 at 8:30 a.m. Eastern Time (ET). The conference call will be broadcast live on the Company's Investor Relations website at www.cmcsa.com or www.cmcsk.com. A recording of the call will be available on the Investor Relations website starting at 12:30 p.m. ET on April 28, 2004.
    Those parties interested in participating via telephone should dial
(847) 413-2408. A telephone replay will begin immediately following the call until April 29, 2004 at midnight ET. To access the rebroadcast, please dial
(630) 652-3000 and enter passcode number 8666634#.
    To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to e-mail Alerts.

    Comcast Corporation (www.comcast.com) is principally involved in the development, management and operation of broadband cable networks and in the provision of programming content. The Company is the largest cable company in the United States, serving more than 21 million cable subscribers and is the nation's largest broadband Internet provider with more than 5 million customers. The Company's content businesses include Comcast SportsNet, Comcast-Spectacor, E! Entertainment Television, Style Network, The Golf Channel, Outdoor Life Network and G4. Comcast Class A common stock and Class A Special common stock trade on The NASDAQ Stock Market under the symbols CMCSA and CMCSK, respectively.


                               COMCAST CORPORATION
                                     TABLE 1
           Condensed Consolidated Statement of Operations (Unaudited)
                  (amounts in millions, except per share data)

                                                       Three Months Ended
                                                            March 31,
                                                     2004              2003

    Revenues                                        $4,908            $4,466

    Operating, selling, general and
     administrative expenses                         3,175             3,038

    Operating Cash Flow                              1,733             1,428

    Depreciation and amortization                    1,074             1,134

    Operating Income                                   659               294

    Interest expense                                  (500)             (524)
    Investment loss, net                                (9)             (223)
    Other expense, net                                 (10)               (4)
                                                      (519)             (751)

    Income (Loss) from Continuing
     Operations before Income Taxes
     and Minority Interest                             140              (457)

    Income tax (expense) benefit                       (76)              141
    Minority interest                                    1               (39)

    Income (Loss) from Continuing Operations            65              (355)

    Income from discontinued operations,
     net of tax (1)                                      -                58

    Net Income (Loss)                                  $65             ($297)

    Basic and Diluted earnings (loss) per
     common share

       Income (loss) from continuing operations      $0.03            ($0.16)

       Income from discontinued operations               -              0.03

       Net Income (Loss) per common share            $0.03            ($0.13)

    Basic weighted average number of
     common shares outstanding                       2,258             2,255

    Diluted weighted average number of
     common shares outstanding                       2,268             2,255

    (1) On September 17, 2003, the Company completed the sale of its approximate 57% interest in QVC, Inc. Accordingly, the results of QVC have been presented as discontinued operations.


                               COMCAST CORPORATION
                                     TABLE 2
                Condensed Consolidated Balance Sheet (Unaudited)
                              (dollars in millions)

                                                   March 31,      December 31,
    ASSETS                                           2004              2003

      CURRENT ASSETS
            Cash and cash equivalents                 $875            $1,550
            Investments                              2,782             2,493
            Accounts receivable, net                   776               907
            Other current assets                       827               453
                Total current assets                 5,260             5,403

      INVESTMENTS                                   14,270            14,818

      PROPERTY AND EQUIPMENT, NET                   18,495            18,473

      FRANCHISE RIGHTS AND GOODWILL                 65,890            65,891

      OTHER NONCURRENT ASSETS - including
       other intangible assets, net                  4,652             4,574
                                                  $108,567          $109,159

    LIABILITIES AND STOCKHOLDERS' EQUITY

      CURRENT LIABILITIES
            Accounts payable, accrued
             expenses and other current
             liabilities                            $5,906            $6,493
            Current portion of long-term debt          785               734
            Current portion of
             exchangeable debt                       2,601             2,427
                Total current liabilities            9,292             9,654

      LONG-TERM DEBT, less current portion          21,836            21,944
      LONG-TERM EXCHANGEABLE DEBT, less
       current portion                               1,404             1,891

      OTHER NONCURRENT LIABILITIES AND
       MINORITY INTEREST                            34,297            34,008

      STOCKHOLDERS' EQUITY                          41,738            41,662
                                                  $108,567          $109,159


                               COMCAST CORPORATION
                                     TABLE 3
           Condensed Consolidated Statement of Cash Flows (Unaudited)
                              (dollars in millions)

                                                        Three Months Ended
                                                             March 31,
                                                      2004              2003

    OPERATING ACTIVITIES
        Net cash provided by operating
         activities from continuing operations        $774              $653


    FINANCING ACTIVITIES
      Proceeds from borrowings                           4             3,900
      Retirements and repayments of debt              (273)           (6,077)
      Other, net                                        18               (16)

        Net cash used in financing activities
         from continuing operations                   (251)           (2,193)


    INVESTING ACTIVITIES
      Capital expenditures                            (828)             (958)
      Proceeds from restructuring of TWE investment                    2,100
      Proceeds from sales of investments
       and assets held for sale                         10               659
      Other, net                                      (380)             (138)

        Net cash (used in) provided by investing
         activities from continuing operations      (1,198)            1,663


    (DECREASE) INCREASE IN CASH AND CASH
     EQUIVALENTS                                      (675)              123

    CASH AND CASH EQUIVALENTS, beginning
     of period                                       1,550               505

    CASH AND CASH EQUIVALENTS, end of period          $875              $628


                               COMCAST CORPORATION
                                     TABLE 4
           Pro Forma Financial Data by Business Segment (Unaudited) (1)
                              (dollars in millions)

                                                        Corporate and
                                 Cable (2)  Content (3)   Other (4)    Total
    Three Months Ended
     March 31, 2004
    Revenues                       $4,647        $176        $85       $4,908
    Operating Cash Flow            $1,719         $69       ($55)      $1,733
    Operating Income (Loss)          $702         $34       ($77)        $659
    Operating Cash Flow Margin      37.0%       39.0%         NM        35.3%
    Capital Expenditures (5)         $814          $4        $10         $828

    Three Months Ended
     March 31, 2003
    Revenues                       $4,231        $145        $89       $4,465
    Operating Cash Flow            $1,421         $41       ($34)      $1,428
    Operating Income (Loss)          $341          $9       ($56)        $294
    Operating Cash Flow Margin      33.6%       28.2%         NM        32.0%
    Capital Expenditures (5)         $953          $3         $2         $958


    (1) See Non-GAAP and Other Financial Measures in Table 6. Historical financial data by business segment, as required under generally accepted accounting principles, is available in the Company's quarterly report on Form 10-Q.

    (2) Pro forma financial data excludes the results of the 314,000 cable subscribers sold to Bresnan Communications in March 2003 and excludes the results of the net reduction of 16,000 subscribers associated with the cable system exchange with Insight
          Communications in February 2003.

    (3) Content includes our national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, Outdoor Life Network and G4.

    (4) Corporate and Other includes Comcast-Spectacor, the Company's domestic wireline telecommunications business, international wireless operations, Corporate and elimination entries. Prior to the first quarter of 2004, Comcast-Spectacor was included in Content, which now only consists of our national networks. For all periods presented, Comcast-Spectacor is included in Corporate and Other.

    (5) Our Cable segment's capital expenditures are comprised of the following categories:

                                                      1Q04              1Q03
          Customer Premise Equipment (CPE)            $292              $386
          Scalable Infrastructure                      121                54
          Line Extensions                               60                54
          Upgrades                                     252               342
          Support Capital                               89               117
          Total                                       $814              $953

          CPE includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues (e.g. digital converters). Scalable infrastructure includes costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g. headend equipment). Line extensions include network costs associated with entering new service areas (e.g. fiber/coaxial cable). Upgrades include costs to enhance or replace existing fiber/coaxial cable networks, including recurring betterments. Support capital includes costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear out (e.g. non-network equipment, land, buildings and vehicles).


                               COMCAST CORPORATION
                                     TABLE 5
          Pro Forma Data - Cable Segment Components (Unaudited) (1) (2)
    (dollars in millions, except average monthly revenue per subscriber data)

                                                  Three Months Ended March 31,
                                                     2004              2003
    Three Months Ended March 31
    Revenues:
    Video (3)                                       $3,181            $2,982
    High-Speed Internet                                698               492
    Phone                                              178               224
    Advertising                                        269               235
    Other (4)                                          162               147
    Franchise Fees                                     159               151
    Total Revenues                                  $4,647            $4,231

    Operating Cash Flow                             $1,719            $1,421
    Operating Income                                  $702              $341
    Operating Cash Flow Margin                       37.0%             33.6%
    Capital Expenditures                              $814              $953
    Operating Cash Flow, Net of Capital
     Expenditures                                     $905              $468


                                                             Growth    Growth
                                1Q04      4Q03      1Q03    vs. 4Q03  vs. 1Q03
    Video
    Homes Passed (000's)       40,000    39,900    39,400      0.4%      1.5%
    Basic Subscribers (000's)  21,518    21,483    21,399      0.2%      0.6%
    Basic Penetration           53.7%     53.9%     54.2%
    Quarterly Net Basic
     Subscriber
     Additions (000's)             35        70        58    (50.9%)   (39.8%)

    Digital Subscribers
     (000's)                    7,854     7,662     6,797      2.5%     15.5%
    Digital Penetration         36.5%     35.7%     31.8%
    Quarterly Net Digital
     Subscriber
     Additions (000's)            192       384       169    (50.1%)    13.4%

    Monthly Average Video
     Revenue per
     Basic Subscriber          $49.31    $47.52    $46.50      3.8%      6.0%
    Monthly Average Total
     Revenue per
     Basic Subscriber          $72.04    $70.04    $65.99      2.9%      9.2%

    High-Speed Internet
    "Available" Homes (000's)  36,167    34,731    31,107      4.1%     16.3%
    Subscribers (000's)         5,678     5,284     4,038      7.5%     40.6%
    Penetration                 15.7%     15.2%     13.0%
    Quarterly Net Subscriber
     Additions (000's)            394       423       417     (6.9%)    (5.6%)
    Monthly Average Revenue
     per Subscriber            $42.46    $41.33    $42.82      2.7%     (0.8%)

    Phone
    "Available" Homes (000's)   9,657     9,414     8,995      2.6%      7.4%
    Subscribers (000's)         1,247     1,267     1,419     (1.6%)   (12.1%)
    Penetration                 12.9%     13.5%     15.8%
    Quarterly Net Subscriber
     Additions (000's)            (20)      (45)      (20)    56.1%     (1.0%)
    Monthly Average Revenue per
     Subscriber                $47.34    $47.13    $52.29      0.4%     (9.5%)

    Total Revenue
     Generating Units
     (000's) (5)               36,297    35,696    33,653      1.7%      7.9%


    (1)   See Non-GAAP and Other Financial Measures in Table 6.

    (2) Pro forma financial and subscriber data excludes the results of the 314,000 cable subscribers sold to Bresnan Communications in March 2003 and excludes the results of the net reduction of 16,000 subscribers associated with the cable systems exchange with Insight Communications in February 2003. Pro forma subscriber data includes 54,000 subscribers acquired in various small acquisitions between June 2003 and March 2004. The impact of these acquisitions on our segment operating results was not material.

    (3) Video revenues consist of our basic, expanded basic, premium, pay-per-view, equipment and digital services.

    (4) Other revenues include installation revenues, guide revenues, commissions from electronic retailing, other product offerings, commercial data services and revenues of our digital media center and regional sports programming networks.

    (5) The sum total of all primary analog video, digital video, high-speed Internet and phone customers, but excluding additional outlets.


                             COMCAST CORPORATION
                                   TABLE 6

    Non-GAAP and Other Financial Measures

    Operating Cash Flow is the primary basis used to measure the operational strength and performance of our businesses. Free Cash Flow is an additional performance measure used as an indicator of our ability to repay debt, make investments and return capital to investors, principally through stock repurchases. We use Debt Excluding Exchangeables as a measure of debt that will require cash from future operations or financings. We also adjust certain historical data on a pro forma basis following significant acquisitions or dispositions to enhance comparability.
    Operating Cash Flow is defined as operating income before depreciation and amortization and impairment charges, if any, related to fixed and intangible assets and gains or losses from the sale of assets, if any. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our management and Board of Directors use this measure in evaluating our consolidated operating performance and the operating performance of all of our operating segments. This metric is used to allocate resources and capital to our operating segments and is a significant component of our annual incentive compensation programs. We believe that Operating Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Operating Cash Flow may not be directly comparable to similar measures used by other companies.
    As Operating Cash Flow is the measure of our segment profit or loss, we reconcile it to operating income, the most directly comparable financial measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP), in the business segment footnote of our quarterly and annual financial statements. Therefore, we believe our measure of Operating Cash Flow for our business segments is not a "non-GAAP financial measure" as contemplated by Regulation G adopted by the Securities and Exchange Commission. Consolidated Operating Cash Flow is a non-GAAP financial measure.
    Free Cash Flow, which is a non-GAAP financial measure, is defined as Operating Cash Flow less net interest, cash paid for taxes, and capital expenditures. As such, it is unaffected by fluctuations in working capital levels from period to period. It can also be computed as cash provided by operating activities less capital expenditures adjusted for the change in operating assets and liabilities, net of acquisitions. We believe that Free Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Free Cash Flow is accrual-based and may not be comparable to similar measures used by other companies.
    Debt Excluding Exchangeables, which is a non-GAAP financial measure, refers to the aggregate amount of our consolidated debt and capital lease obligations less the amount of notes that are collateralized by securities that we own.
    Pro forma data is used by management to evaluate performance when significant acquisitions or dispositions occur. Historical data reflects results of acquired businesses only after the acquisition dates while pro forma data enhances comparability of financial information between periods by adjusting the data as if the acquisitions (or dispositions) occurred at the beginning of the prior year. Our pro forma data is only adjusted for the timing of acquisitions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. We believe our pro forma data is not a non-GAAP financial measure as contemplated by Regulation G.
    Operating Cash Flow and Free Cash Flow should not be considered as substitutes for operating income (loss), net income (loss), net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP. Debt Excluding Exchangeables should not be considered as a substitute for Total Debt. Additionally, in the opinion of management, our pro forma data is not necessarily indicative of future results or what results would have been had the acquired businesses been operated by us after the assumed earlier date.
    Following are quantitative reconciliations of Free Cash Flow, Debt Excluding Exchangeables, Consolidated Operating Cash Flow, and, although not required by Regulation G, reconciliations of business segment Operating Cash Flow and pro forma data.


                               COMCAST CORPORATION
                               TABLE 6-A continued
       Reconciliation of Historical and Pro Forma Data by Business Segment
                                   (Unaudited)
                              (dollars in millions)

                               Historical (1)
                                                            Adjustments (2)

                                     Corporate                Corporate
    Three Months Ended                  and                      and    Pro
     March 31, 2004   Cable  Content   Other    Total    Cable  Other  forma
    Revenues         $4,647    $176     $85    $4,908       -      -   $4,908
    Operating
     expenses
     (excluding
     depreciation &
     amortization)    2,928     107     140     3,175       -      -    3,175
    Operating
     Cash Flow       $1,719     $69    ($55)   $1,733       -      -   $1,733
    Depreciation and
     amortization     1,017      35      22     1,074       -      -    1,074
    Operating
     income (loss)     $702     $34    ($77)     $659       -      -     $659
    Capital
     expenditures      $814      $4     $10      $828       -      -     $828


                                                            Adjustments (2)

                                     Corporate                Corporate
    Three Months Ended                  and                      and    Pro
     March 31, 2003   Cable  Content   Other    Total    Cable  Other  forma

    Revenues         $4,232    $145     $89    $4,466     ($1)     -   $4,465
    Operating
     expenses
     (excluding
     depreciation &
     amortization)    2,811     104     123     3,038      (1)     -    3,037
    Operating
     Cash Flow       $1,421     $41    ($34)   $1,428       -      -   $1,428
    Depreciation and
     amortization     1,080      32      22     1,134       -      -    1,134
    Operating
     income (loss)     $341      $9    ($56)     $294       -      -     $294
    Capital
     expenditures      $953      $3      $2      $958       -      -     $958


    Reconciliation of Total Debt to Debt Excluding Exchangeables (Unaudited)
                              (dollars in millions)

                                         March 31, 2004    December 31, 2003
    Current portion of long-term debt            $3,386               $3,161
    Long-term debt                               23,240               23,835
    Total Debt                                  $26,626              $26,996
    Exchangeable debt                             4,005                4,318
    Debt excluding exchangeables                $22,621              $22,678


                     Calculation of 2004 Estimated Free Cash Flow
                                (dollars in billions)


    2003 Operating Income                                               $2.0
    Add: Depreciation & Amortization                                     4.4
    2003 Operating Cash Flow                                             6.4
    2004 Operating Cash Flow Growth (3)                                  16%
    Projected 2004 Operating Cash Flow                                   7.4

    Less:  Projected Capital Expenditures (4)                            3.4
           Projected 2004 Consolidated Interest, net (5)                1.85
           Projected 2004 Consolidated Cash Paid for Income Taxes (6)   0.15

    Free Cash Flow                                                      $2.0

    (1) Historical amounts have been adjusted to reflect QVC as discontinued operations.

    (2) Pro forma data is only adjusted for timing of the acquisitions (or dispositions) and for acquisitions does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses.

    (3) Mid point of 2004 Cable division Operating Cash Flow guidance of 15% to 17%.

    (4) Mid point of 2004 Cable capital expenditures guidance plus projected 2004 Content and Other segment's capital expenditures.

    (5) Mid point of 2004 Consolidated interest expense guidance of $1.8 to $1.9 billion.

    (6) Mid point of 2004 expected Consolidated cash paid for income taxes guidance of $100 to $200 million.


                               COMCAST CORPORATION
                               TABLE 6-B continued
        Reconciliation of Net Income (Loss) to Free Cash Flow (Unaudited)
                  (dollars in millions, except per share data)

                                                    Three Months Ended
                                                        March 31,
                                                 2004              2003
                                                      per               per
                                             $     share (3)    $    share (3)
    Net Income (Loss) as reported             $65    $0.03    ($297)  ($0.13)
      Discontinued Operations, net of tax       -        -      (58)   (0.03)
      Non-operating items, net of tax (1)      12        -      173     0.08
    Net Income (Loss) as adjusted             $77    $0.03    ($182)  ($0.08)

    Items to reconcile net income (loss)
     as adjusted to Operating Cash Flow:
      Depreciation and amortization         1,074     0.47    1,134     0.50
      Interest expense                        500     0.22      524     0.23
      Income tax expense                       82     0.04      (48)   (0.02)
    Operating Cash Flow                    $1,733    $0.76   $1,428    $0.63


                                                 2004              2003
    Operating Cash Flow                    $1,733   $1,733   $1,428   $1,428
    Less:
      Interest, net (2)                      (447)    (447)    (541)    (541)
      Cash Paid for Income Taxes              (61)     (61)     (15)     (15)
      Change in Operating Assets and
       Liabilities, net of acquisitions      (451)             (219)
    Net Cash Provided by Operating
     Activities                              $774              $653
      Less: Capital Expenditures                      (828)             (958)
    Free Cash Flow                                    $397              ($86)


                                                  Three Months Ended
                                                       March 31,
    (1) Detail of non-operating items:         2004                2003

                                                     per                per
                                            $     share (3)      $   share (3)
          Investment expense -
           mark to market adjustments
           on trading securities,
           derivatives and hedged items,
           net                             $28         $-       $224    $0.10
          Investment income -
           gain on sales and
           exchanges of investments         (2)         -        (22)   (0.01)
          Investment expense - investment
            impairment losses (4)            -          -         55     0.02
          All other, net (5)                (8)         -          9     0.01
            Total non-operating items       18          -        266     0.12
          Tax Effect                        (6)         -        (93)   (0.04)
            Non-operating items,
             net of tax                    $12         $-       $173    $0.08


    (2) Includes interest expense net of interest income and excludes non-cash interest and subsidiary preferred dividends.

    (3) Diluted weighted average shares outstanding for the three months ended March 31, 2004 and 2003 were 2.268 billion and 2.255 billion, respectively.

    (4) We record losses on our investments for which we have determined that a decline in value of the investment is other than temporary.

    (5) Includes investment, interest and dividend income, equity in net (income) losses of affiliates, other income (expense) and minority interest.

SOURCE  Comcast Corporation
    -0-                             04/28/2004
    /CONTACT: Investor Contacts: Marlene S. Dooner, Vice President, Investor Relations, +1-215-981-7392, or Leslie A. Arena, Director, Investor Relations, +1-215-981-8511, or Daniel J. Goodwin, Director, Investor Relations, +1-215-981-7518; or Press Contacts: D'Arcy Rudnay, Vice President, Corporate Communications, +1-215-981-8582, or Tim Fitzpatrick, Director, Corporate Communications, +1-215-981-8515, all of Comcast/
    /Web site:  http://www.comcast.com
                http://www.cmcsa.com
                http://www.cmcsk.com /
    (CMCSK CMCSA)

CO:  Comcast Corporation
ST:  Pennsylvania
IN:  ENT TVN CPR ITE
SU:  ERN CCA MAV